Exhibit 99

April 23, 2020

Transcript: President and CEO Jim Zallie Provides a Customer Update on COVID-19

Hello everyone. On behalf of Ingredion’s 11,000 global employees, it is a privilege to share with you another update today on our COVID-19 response efforts. Together, we are navigating a global health crisis of epic proportions, our thoughts are with everyone who has been impacted by this deadly virus. I’d like to start by paying tribute to those fighting this pandemic on the front lines, our health care workers, first responders, police officers, emergency workers, and all others in essential services caring for the sick and keeping us safe and working to help prevent this disease from spreading further. You all have our heartfelt appreciation.

I shared an update in late March about our COVID-19 response efforts. Since then, a lot has changed as governments, economies, and consumers around the world have been further impacted by the COVID-19 pandemic. Our real-time response efforts are being led and coordinated daily by Ingredion’s Pandemic Project Management Office which we created in early March. Today, I would like to share an update with you on three areas we remained focused on:

1.	Maintaining the Health and Safety of our Employees

First, from the beginning, maintaining our employees’ health and safety has been our top priority. Ingredion has always been a company that fully embraces its “Care First” value. The fact that our strong safety culture has allowed us to operate at world class levels when it comes to minimizing injuries in the workplace, has enabled us to readily adopt protocols and take measures to protect employees’ health. We continue to take the advice and follow the guidelines of public health authorities for physical distancing combined with making available the necessary personal protective equipment combined with increased personal hygiene and sanitization as we keep our employees’ health and safety as well as that of our customers’ needs top of mind. I continue to be amazed by the work being done in our plants by our front line employees to fulfill our customers’ orders. Our employees are motivated by the responsibility to provide a steady supply of ingredients needed to maintain a safe and secure food supply for our nation. At this pivotal moment for our company, I would like to recognize the efforts of the front line workers in our plants who are going the extra mile and bringing to life our company’s purpose to make life better.

2.	Business Continuity Planning for our Customers

Our second area of focus during this unprecedented time is business continuity planning on behalf of our customers. We are focused on ensuring the safety and integrity of the products we supply while maintaining the continuity of our operations. Our customers from large Consumer Product Goods companies to small emerging brands to midsized businesses are routinely hearing from Ingredion sales representatives. We are quickly adapting our customer experience and displaying agility by using new forms of digital technology to interact and stay even closer to our customers. I would like to personally thank the many customers who have taken the time to send notes or make calls of appreciation and support for the efforts we are making on their behalf. These have been shared widely in our company and have served as a source of inspiration to our employees.

In addition to working to ensure the steady supply, safety and integrity of our ingredients we have also:

•	hosted virtual innovation days,

•	offered interactive webinars on timely topics with valuable consumer insights,

•	we are providing 24/7 online chat support with technical assistance,

•	and our Culinology Team is continuing its track record of innovation by creating original video content.

One example that our U.S. business recently shared is how they quickly helped a customer reformulate their hand sanitizer application with a new texturizing solution, so they were able to get this in-demand product to consumers during this crisis. Our dedicated teams continue to manage these customer requests guided by our core purpose and company values. I am immensely proud for how we have all come together and are finding deeper meaning in our work and engaging in creative ways to co-create with customers.

Our Pandemic Team continues to meet on a regular basis to monitor this rapidly evolving situation, manage the impacts across our global supply chain, keep our operations fully supported, and address any concerns. By working together with our customers throughout this challenging time we are sharing respective best practices and focusing on solid preparation and recovery planning. We are continuing to stay in close contact with our suppliers and customers. I’m pleased to say that in these days of pandemic, we are all learning how to be agile and work together.

3.	Proudly Serving our Communities

And finally, across everyday life, across our communities, around the world, you will find Ingredion. We believe the aftermath of the pandemic will continue to demonstrate the need for governments and businesses to work together to find ways to protect the fragile balance between humanity and the environment. Ingredion stands ready to do its part. What we do affects lives everywhere. And, food is essential to our everyday lives and moments like this are a testament to our commitment.

On Earth Day of this year, we released our ninth annual Sustainability Report and launched a new sustainability vision with 2030 targets. As a leading food ingredients company, we are increasingly focusing our energies and efforts on new ways to operate and innovate as we grow our business globally. I am pleased that our sustainability results continue to drive environmental improvements within our communities especially at a time when we are witnessing school closures, job disruptions and people are turning to food banks for much-needed support. For the past eight years, we have worked with The Global FoodBanking Network and our donation this year, provided an additional 240,000 meals to people in need. It has been wonderful to see other countries in our Ingredion Family mobilize food donations to also assist in this effort. We are matching any donations made by our employees to approved charitable organizations through our existing HR program.

Our employee culture has never been more fully on display than through our Employee Value Proposition and its tagline– all IN! At Ingredion, we share an inspiring purpose – to make life better, for our colleagues, our customers, our communities, and the world. Our shared purpose energizes and motivates us to boldly innovate – imagine breakthrough solutions, advance new technology platforms, enable new business models, and improve daily work practices. At Ingredion, we are all IN together to Make Life Better.

We will continue to monitor the impacts of COVID-19 and will provide further commentary on our First Quarter 2020 Earnings Call scheduled for May 5th at 8am Central Time.

In the meantime, thank you, stay safe and healthy.

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